Exhibit 5.1

July 5, 2007

Santander Finance Preferred, S.A. Unipersonal
Banco Santander Central Hispano, S.A.
Ciudad Grupo Santander
Avenida de Cantabria
28660 Boadilla del Monte
Madrid, Spain

Ladies and Gentlemen:

We have acted as special U.S. counsel for Santander Finance Preferred, S.A. Unipersonal (the “Company”), a sociedad anónima organized under the laws of the Kingdom of Spain (“Spain”), and Banco Santander Central Hispano, S.A. (the “Guarantor”), a sociedad anónima organized under the laws of Spain, in connection with the registration statement on Form F-4, as amended (the “Registration Statement”), filed on the date hereof with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by the Company and the Guarantor in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.80% Non-Cumulative Series 4 Guaranteed Preferred Securities, par value $25.00 per security (the “exchange Series 4 preferred securities”) for any and all of its outstanding 6.80% Non-Cumulative Series 4 Guaranteed Preferred Securities, par value $25.00 per security (the “restricted Series 4 preferred securities” and collectively with the exchange Series 4 preferred securities, the “Preferred Securities”).  The Guarantor has guaranteed all of the Company’s obligations under the exchange Series 4 preferred securities (the “Guarantee”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion.  In such examination, we have assumed that all signatures on all such documents are genuine, that all documents submitted to us as originals are authentic and that copies of all documents submitted to us are complete and conform to the original documents, which are themselves authentic.

               Based upon the foregoing, we are of the opinion, subject to the assumptions and qualifications set forth herein, that:

1.
When the exchange Series 4 preferred securities are duly issued and delivered in exchange for the restricted Series 4 preferred securities in accordance with the terms of the Exchange Offer, and assuming the Guarantee has been duly authorized, executed and delivered by the Bank under Spanish law, the Guarantee (except with respect to the provisions thereof expressed to be governed by Spanish law, as to which we do not express an opinion) will constitute a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinion is subject to the following assumptions and qualifications:

(a)           We have assumed, without independent investigation, that (i) each party to the Guarantee is, and was at the time the Guarantee was executed and delivered, validly existing and in good standing under the laws of its jurisdiction of organization and of each other jurisdiction in which the conduct of its business or the ownership of its property makes or made such qualification necessary, (ii) each such party has, and had at the time the Guarantee was executed and delivered, full power and authority to execute, deliver and perform the Guarantee and/or the Preferred Securities, as applicable, (iii) the execution, delivery and performance of the Guarantee, as applicable, (x) have been duly authorized by all necessary action on the part of each such party and (y) do not and will not violate any law or regulation (other than any such law or regulation of the State of New York or the federal government of the United States of America that in our experience is customarily applicable to general business corporations in relation to and in connection with transactions of the type contemplated by the Guarantee, excluding the securities or Blue Sky laws of the states of the United States), the organizational documents of any such party or any agreement, judgment, injunction, order, decree or other instrument binding on any such party, (iv) all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency of Spain required in connection with the execution, delivery and performance of the Guarantee have been obtained and (v) to the extent the matter is governed by the laws of Spain, the Guarantee has been or will be duly executed and delivered by each such party.

(b)           We express no opinion as to whether a United States federal court would have jurisdiction over a controversy arising under the Guarantee.

(c)           Our opinion may be subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors rights.

(d)           Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar law of general application affecting creditors’ rights, including, without limitation, applicable fraudulent transfer or other similar laws.

(e)           Our opinion is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, election of remedies and other similar doctrines affecting the enforceability of agreements generally, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any such proceeding may be brought.

We are members of the Bar of the State of New York and our opinion is limited to the laws of the State of New York and the federal laws of the United States at the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the heading “Validity of Exchange Series 4 Preferred Securities” in the Prospectus contained in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Davis Polk & Wardwell . Davis Polk & Wardwell